AUDIO BOOK CLUB, INC.





January 29, 1999



Mr. Steve McLaughlin
4311 Greenbriar Lane
Weston, Florida  33331

Re:  AUDIO BOOK CLUB, INC.


Dear Steve:

This letter is our agreement for your employment at Audio Book Club, Inc. (the "Company") as Executive Vice President/Chief Technical Officer which will commence on or before February 15, 1999 and end on the second (2nd) anniversary of your start date of employment with the Company, subject, however, to the next sentence. The Company may terminate your employment at any time for cause as determined by the Board of Directors of the Company.

Audio Book Club, Inc. will pay you a salary, while you are employed at Audio Book Club, Inc., at the annual rate of $150,000 (One Hundred Fifty Thousand Dollars) commencing on your start date of employment. Such salary will be paid monthly in arrears on the last day of the month at the rate of $12,500.00 per month, prorated for your first and last month, for the actual number of days employed during each month.

In addition, you may receive a performance-based bonus to be determined by the Chief Executive Officer in his sole and absolute discretion at the end of your first year of employment, provided you are still employed by the Company at that time, in the amount of $15,000. Such bonus shall be paid within forty-five (45) days of the end of such year.

You will also receive upon your start date of employment with the Company options to acquire 8,000 shares of Common Stock at an exercise price of $0.10 per share, which shall vest upon your start day of employment.

You will also receive options to acquire 150,000 shares of Common Stock in the Company pursuant to and in accordance with the Company's stock option plan. Such options shall vest as to 25,000 of the shares covered thereby upon your start date of employment, 25,000 at the end of year one, 30,000 at the end of year two, 35,000 at the end of year three and 35,000 at the end of year four provided, however, that such options shall terminate and be canceled if you

Mr. Steve McLaughlin
January 29, 1999
Page 2




are no longer employed by the Company prior to the date such options vest. Such options shall be exercisable at a price per share equal to 100% of the fair market value as of the date of the signing of this agreement ($9.75 per share) and will be exercisable for a period of five years commencing immediately upon vesting, provided, however, if you are no longer employed by the Company such options shall expire on the earlier of 30 days following the date you are no longer employed by the Company or five years from the date such options initially become exercisable. All unvested options shall immediately vest upon a person (or persons acting together), other than the current officers and directors of the Company, becoming the beneficial owner of 50% or more of the Company's outstanding Common Stock.

You will also receive $10,000 as reimbursement for any moving and closing expenses associated with your move to the Morristown, New Jersey area, which is a condition of your employment with the Company as well as an interest-free loan, paid back self-liquidating over five years in the amount of $35,000 to cover the down-payment on a house associated with your move to New Jersey as described above, provided that, if the Company is to go bankrupt while you are still employed by the Company, such loan shall be forgiven and you shall have no obligation to repay such loan to the Company. The balance of the loan will become due upon termination of your employment for any reason other than because of bankruptcy.

You will also be named Chairman of the Company's Technology Advisory Board.

If you are still employed at the Company after the conclusion of one year, you will then be eligible for the Company's standard 401K Plan. You will also receive the Company's normal medical insurance for yourself and family after thirty days of employment.

It is further agreed that you shall be permitted to work a minimal number of hours in respect of your consulting relationship with Tom Payne for a period of one year from your start date of employment with the Company, provided that any work done in connection with such relationship occur on your own personal time and provided further that it in no way conflicts with the business of the Company including your performance, responsibilities and hours spent working in the Company.

You acknowledge and agree that: all mailing lists, customer, member and prospect names; licensor arrangements; front end and back end marketing performance; financial statements; operating system; proprietary technology; web marketing strategies and advertising or other contracts; database and other computer software specific to the Company; and all information which is known by you to be subject to a confidentiality agreement or obligation of confidentiality, even without a confidentiality agreement between the Company and another


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Mr. Steve McLaughlin
January 29, 1999
Page 3



person or party, shall be maintained by you in a confidential manner and you agree that you will not use such information to the detriment of the Company or disclose such information to any third party, except as may be necessary in the course of performing your job responsibilities. You further agree that your obligations of confidentiality with respect to such information shall continue for five years after you cease to be employed by the Company.

You   acknowledge   that  this  letter   embodies  and  constitutes  the  entire
understanding between the Company and you with respect to your employment by the Company.


Very truly yours,

AUDIO BOOK CLUB, INC.



Norton Herrick
Chairman & CEO


AGREED AND ACCEPTED this 29th
day of January, 1999



_____________________________
Steve McLaughlin



cc:      Mike Herrick, Vice Chairman & Co-CEO
         John levy, CFO